Exhibit 10.40

2020 Annual Award
U.S. Participants
UL SOLUTIONS INC. LONG-TERM INCENTIVE PLAN
AMENDMENT TO
2020 EXECUTIVE AWARD AGREEMENT
(CASH SETTLED APPRECIATION RIGHTS)
UL Solutions Inc. (formerly known as UL Inc. and referred to hereinafter as the “Company”) hereby amends the Agreement memorializing the 2020 grant to the employee referenced in the electronic grant statement (“Executive”), pursuant to Section 2.1 of the UL Solutions Inc. Long-Term Incentive Plan (as amended and restated effective January 1, 2020 and subsequently amended effective as of the Conversion Date) (formerly known as the UL Inc. Long-Term Incentive Plan and referred to hereinafter as the “2020 Plan”), of an Award of CSARs (the “2020 Award”), effective as of the Conversion Date (the “Amendment”). Capitalized terms not defined herein have the respective meanings specified in the Agreement and, to the extent not defined in therein, the 2020 Plan (as amended).
1.    Conversion to Stock Settled Award.
(a)    Notwithstanding any provision of the Agreement to the contrary, effective on the Conversion Date, the Executive’s outstanding CSARs under the 2020 Award, whether vested or unvested, will be converted to Converted CSARs in accordance with the terms of the 2020 Plan and this Amendment. Except as expressly stated in this Amendment or the 2020 Plan, the terms of a CSAR as in effect immediately before the Conversion Date (including, but not limited to, the vesting provisions and Base Price thereof) shall remain in effect with respect to such Award after the Conversion Date.
(b)    Any Converted CSARs that are exercisable pursuant to Sections 2.1(b) or 2.1(d) of the Agreement may be exercised at any time after the Conversion Date and on or before the applicable Expiration Date.
(c)    Any Converted CSARs that are exercisable pursuant to Section 2.1(c) of the Agreement with respect to an Executive whose employment with all Employers terminates by reason of the Executive’s Early Retirement after the first day of the twenty-seventh (27th) month following the Award Date may be exercised at any time following the later of (i) the Conversion Date or (ii) the date of the Executive’s Early Retirement and, in either case, on or before the applicable Expiration Date.
(d)    Section 2.2 of the Agreement is amended in its entirety to read as follows:
“2.2    Expiration Date. Subject to Section 2.4(c) below, the Expiration Date of the Converted CSARs under this Award shall be the earliest of (a) the tenth (10th) anniversary of the Award Date, (b) April 1, 2025, (c) the third (3rd) anniversary of the Executive’s Retirement or Early Retirement (for the portion of the Award that was vested prior to Early Retirement), or (d) the April 1 coincident with or next following the Executive’s termination of employment due to death, Disability, Early Retirement (for the portion of the Award that became partially vested upon Early Retirement), or any other reason (except Cause).”
(e)    Section 2.4 of the Agreement is amended in its entirety to read as follows:
“2.4    Exercise of Vested Awards. Subject to the limitations set forth in this Agreement and the Plan, any vested Converted CSAR under this Award may be voluntarily exercised at any time after the Conversion Date and on or before the applicable Expiration Date (without regard to the Settlement Limit under

2020 Annual Award
U.S. Participants
Section 4.1 of the Plan) by executing and delivering to the Company, a written or electronic notice of exercise and any other documents as the Committee may reasonably request. Any Converted CSAR under this Award that is an Expiring CSAR, a Death/Disability Accelerated CSAR or an Early Retirement Accelerated CSAR will be deemed exercised and will be automatically settled as of the Expiration Date (without regard to the Settlement Limit under Section 4.1 of the Plan). Upon exercise of any vested Converted CSARs, the Executive shall become the record holder of a number of shares of Common Stock equal to the excess of the Fair Market Value of one share of Common Stock as of the Exercise Date, over the Base Price per share set forth on the Executive’s electronic grant statement, multiplied by the number of Converted CSARs under this Award being exercised; provided, that such number of shares shall be reduced by a number of shares, the Fair Market Value of which is sufficient to satisfy applicable tax obligations based on the applicable statutory withholding rates (or such other rate as may be determined by the Company after considering any accounting consequences or costs). Subject to the terms of the Plan and this Agreement, to the extent that the exercise of Converted CSARs would cause the Executive to be due a fractional share of Common Stock, the Fair Market Value of such fractional share shall be paid to the Executive in cash as soon as practicable after the Exercise Date. The Executive shall not be entitled to any earnings on the value of the amount payable with respect to a fractional share of Common Stock for the period between the Exercise Date and the receipt of such payment.”
(f)    A new Section 2.8 is added to Article 2 of the Agreement to read as follows, and the remaining section(s) of Article 2 are renumbered accordingly:
“2.8    Conversion to Stock-Settled Award. Notwithstanding any provision of the Agreement to the contrary, effective as of a Conversion Date, the Executive’s outstanding CSARs under this Award, whether vested or unvested, will be converted to a stock-settled Award (referred to herein as ‘Converted CSARs’) in accordance with the terms of the Plan, as amended, which, if exercised after the Conversion Date, will be settled in the form of a number of shares of Common Stock. Except as expressly stated in this Agreement or the Plan document, as amended, the terms of a CSAR as in effect immediately before the Conversion Date (including, but not limited to, the vesting provisions and Base Price thereof) shall remain in effect with respect to such Award after the Conversion Date.”
2.    Corporate Name Change. In advance of the Conversion Date, the Company’s legal name changed from “UL Inc.” to “UL Solutions Inc.” Accordingly, all references to “UL Inc.” in the Agreement are hereby replaced with “UL Solutions Inc.,” and all references to the “UL Inc. Long-Term Incentive Plan” in the Agreement are hereby replaced with “UL Solutions Inc. Long-Term Incentive Plan” wherever the foregoing appears therein.
3.    Integration. This Amendment shall be deemed integrated into the Agreement and supersedes all prior agreements and understandings, written or oral, among the parties with respect to the subject matter of this Amendment. In the event of a conflict between the Agreement and this Amendment, the terms of this Amendment shall prevail. Except as provided herein, all other terms and conditions of the 2020 Plan, as amended effective as of the Conversion Date consistent with Section 4.3 thereof, and the Agreement not revised, modified or amended by this Amendment shall remain unchanged and continue in full force and effect (including, for avoidance of doubt, Section 4.10 of the 2020 Plan and Sections 2.3 and 3.8 of the Agreement).
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